Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 6 to the Schedule 13D

Nature of the Transaction	Amount of Securities (Sold)	Price ($)	Date of Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(260,313)	7.6380	04/09/2025
Sale of Common Stock	(284,129)	7.3870	04/14/2025
Sale of Common Stock	(55,171)	7.5200	04/15/2025

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(48,075)	7.6380	04/09/2025
Sale of Common Stock	(52,473)	7.3870	04/14/2025
Sale of Common Stock	(10,189)	7.5200	04/15/2025

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Common Stock	(28,167)	7.6380	04/09/2025
Sale of Common Stock	(222,531)	7.2200	04/11/2025
Sale of Cash-Settled Total Return Swap	(97,444)	7.3200	04/11/2025

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(25,406)	7.6380	04/09/2025
Sale of Common Stock	(27,731)	7.3870	04/14/2025
Sale of Common Stock	(5,384)	7.5200	04/15/2025

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(59,885)	7.6380	04/09/2025
Sale of Common Stock	(65,363)	7.3870	04/14/2025
Sale of Common Stock	(12,692)	7.5200	04/15/2025

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(78,154)	7.6380	04/09/2025
Sale of Common Stock	(85,304)	7.3870	04/14/2025
Sale of Common Stock	(16,564)	7.5200	04/15/2025